July 6, 2006

McGladrey & Pullen, LLC
501 N 44th Street, Ste. 300
Phoenix, AZ 85008
O 602.636.6000 F 602.636.6002
www.mcgladrey.com

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read MedAire, Inc.’s statements included under Item 4.01 of its Form 8-K for June 30, 2006, and we agree with such statements concerning our Firm except for the third sentence of the first paragraph.

McGladrey & Pullen, LLP